Statement Regarding Computation of Earnings Per Share

                                              Three Months     Six Months
                                             Ended 3/31/97    Ended 3/31/97
                                             ------------     --------------
Net earnings                                 $  323,591       $  696,121

Weighted average shares outstanding           1,674,498        1,664,867
Earnings per common share                    $     0.19       $     0.42
                                             ==========       ==========


Assumed average shares for stock options        213,257          144,686

Assumed purchase of shares using treasury
method for primary earnings per share
Stock Options at 6.59 /ave price                183,564          124,540
                                             ----------       ----------

Additional number of shares assumed issued       29,693           20,146

Common and common equivalent shares out-
  standing for primary earnings per share     1,704,191        1,685,013

Primary earnings per share                   $     0.19       $     0.41
                                             ==========       ==========

Assumed purchase of shares using treasury
method for fully diluted earnings per share
Stock Options at 6.59 /ending price             175,670          119,185

Additional number of shares assumed issued       37,587           25,501

Common and common equivalent shares out-
  standing for fully diluted earnings
  per share                                   1,712,085        1,690,368

Fully diluted earnings per common share      $     0.19       $     0.41

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